UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 28, 2009

BEACON ENTERPRISE SOLUTIONS GROUP, INC.
(Exact name of registrant as specified in Charter)

Nevada (State or other jurisdiction of incorporation or organization)	000-31355 (Commission File No.)	81-0438093 (IRS Employee Identification No.)

1961 Bishop Lane
Louisville, Kentucky 40218
(Address of Principal Executive Offices)

502-657-3500
(Issuer Telephone number)

124 N. First St., Louisville, KY 40202

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_|	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_|	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_|	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d- 2(b))

|_|	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 4(c))

Item 1.01 Entry into a Material Definitive Agreement

     On January 22, 2009, Beacon Enterprise Solutions Group, Inc. (“Beacon”) entered into a credit facility with a group of private investors as more fully described in Item 2.03 of this Current Report on Form 8-K, incorporated here by reference.

Item 2.03 Creation of a Direct Financial Obligation.

     On January 22, 2009, Beacon entered into convertible notes payable with a group of private investors (the “Notes”) facilitated by a broker/dealer. Proceeds of the Notes were $500,000 in the aggregate of which the broker/dealer received a cash commission of $50,000 and a non-accountable expense reimbursement of $25,000. The net proceeds were used to pay off certain short term debts with the balance used as working capital. The Notes have a maturity date of July 21, 2009 and bear interest at a fixed annual rate of 12.5% due monthly. The Notes can be extended by Beacon to January 21, 2010 and, upon extension, will bear interest at a fixed annual rate of 15% from the original maturity date to the extended maturity date due monthly along with principal payments of 16.67% of the principal due monthly from the original maturity date through the extended maturity date until paid in full. The Notes can be prepaid at any time on or after March 21, 2009 in whole or in part upon 30 days prior written notice to the holders without penalty. The holder may convert the Notes into shares of Beacon Common Stock, par value $0.001, at the rate of $0.75 per share in minimum increments of $5,000. The holder received a five-year warrant to purchase one share of Beacon Common Stock at a purchase price of $1.00 per share per $10 of Note balance. The Notes contain certain provisions in the event of default that could result in acceleration of payment of the entire balance including accrued and unpaid interest. Acceleration of the Note in the event of default would also result in the interest rate increasing by 0.4166% per event.

Item 3.02 Unregistered Sales of Equity Securities.

     As described in the Current Report on Form 8-K filed on December 3, 2008, which is incorporated by reference herein, the Company engaged a registered broker-dealer (the “Placement Agent”) in a private placement of up to 3,750,000 units (the “Common Units”), for an aggregate purchase price of $3,000,000, with each Common Unit comprised of (i) one share of Common Stock, and (ii) a five year warrant to purchase one-half share of Common Stock (each, an “Investor Warrant”) at a purchase price of $1.00 per share (collectively the “Common Offering”). In the event that the Common Offering is oversubscribed, the Company may sell and issue up to an additional 562,500 Common Units.

     On January 28, 2009, the Company sold an aggregate of 250,000 Common Units for an aggregate purchase price of $200,000. In connection with this sale, the Placement Agent earned a cash commission of $20,000 and warrants to purchase 37,500 shares of Common Stock.

     The Investor Warrants each have a five year exercise period and an exercise price of $1.00 per share of Common Stock, payable in cash on the exercise date or cashless conversion if a registration statement or current prospectus covering the resale of the shares underlying the Investor Warrants is not effective or available at any time more than six months after the date of issuance of the Investor Warrants. The exercise price is subject to adjustment upon certain occurrences specified in the Investor Warrants.

     To date, the Company has sold 1,025,000 Common Units to accredited investors for an aggregate purchase price of $820,000. The Company has used the proceeds of the Common Offering to provide working capital. The Placement Agent has earned cumulative cash commissions of $82,000 and warrants to purchase an aggregate of 153,751 shares of Common Stock.

     The Company is relying on an exemption from registration provided under Section 4(2) of the Securities Act for the issuance of the Investor Warrants and shares of its Common Stock, which exemption the Company believes is available because the securities were not offered pursuant to a general solicitation and the status of the purchasers of the shares as “accredited investors” as defined in Regulation D under the Securities Act. This report is neither an offer to purchase, nor a solicitation of an offer to sell, securities. The securities offered have not been registered under the Securities Act and may not be offered in the United States absent registration or an applicable exemption from registration requirements.

     THE INFORMATION CONTAINED IN THIS REPORT IS NEITHER AN OFFER TO PURCHASE, NOR A SOLICITATION OF AN OFFER TO SELL, SECURITIES. THE SECURITIES OFFERED HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT AND MAY NOT BE OFFERED IN THE UNITED STATES ABSENT REGISTRATION OR AN APPLICABLE EXEMPTION FROM REGISTRATION REQUIREMENTS.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

BEACON ENTERPRISE SOLUTIONS GROUP, INC.

Date: January 28, 2009	By:	/s/ Robert Mohr Robert Mohr, Principal Financial Officer